Exhibit 10.1

RETIREMENT AND CONSULTING
AGREEMENT AND GENERAL RELEASE

THIS RETIREMENT AND CONSULTING AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into as of this 2nd day of May, 2013, by and between Spirit Aerosystems, Inc. (the “Company”), Spirit Aerosystems Holdings, Inc., the parent of the Company (the “Parent”), and Jeffrey L. Turner (the “Executive”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Retirement.  Effective April 6, 2013, the Executive has resigned from his position as President and Chief Executive Officer of the Company and of the Parent, from all other positions he holds as an officer or director of the Company or any of its subsidiaries or as an officer of the Parent, and from his position on the Government Security Committee of the Parent’s Board of Directors (the “Board”); provided, however, that the Executive shall continue to serve as a member of the Board.  The foregoing notwithstanding, the Executive’s continued service as a Board member shall not be guaranteed during the Consulting Term (as defined below) and shall be continued at the discretion of the Parent’s full Board, the Company’s new Chief Executive Officer (the “CEO”) and the stockholders of the Parent.  Effective as of the close of business on June 30, 2013 (the “Retirement Date”), the Executive, the Company, and the Parent each agree that the Executive’s employment with the Company will terminate by virtue of his retirement.  From April 6, 2013 through the Retirement Date, the Executive shall perform only those services as directed by the Company’s CEO and/or the Board.  The Executive further agrees that he will not hereafter seek reinstatement, recall or re-employment with the Company, the Parent or any of their respective subsidiaries or affiliates.

2.                                      Payments.

(a)                                 Consulting Services.  For a period of two (2) years following the Retirement Date (the “Consulting Term”), the Executive agrees that he shall provide consulting and transition services to the Company and its CEO at such times as mutually agreed to by the CEO and the Executive.  On or prior to the expiration of the Consulting Term, the CEO may elect to renew or extend the Executive’s consulting engagement subject to such terms as may be mutually agreed to by the Executive and the CEO.  It is the expectation of the Company and the Executive that the level of bona fide services the Executive will perform after the Retirement Date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Executive on behalf of the Company, the Parent and their subsidiaries or affiliates over the immediately preceding thirty-six (36) month period and, as such, the Executive shall experience a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder on the Retirement Date.

In consideration for the Executive’s consulting services and in consideration of both (i) the release of all claims described below in Paragraph 3 (including the reaffirmation thereof through the Retirement Date) and (ii) the Protective Agreement described in Paragraph 7, the

Company agrees to compensate the Executive at an annual rate equal to Three Hundred Thirty-Five Thousand Dollars ($335,000) per year (the “Consulting Fees”) during the Consulting Term, and to provide the Executive with the other benefits and payments described in Paragraphs 2(b) through 2(e) hereof.  The first installment of the Consulting Fees shall be paid to the Executive on January 1, 2014 and the initial payment of such fees shall be an amount equal to $167,500 (i.e., six months of Consulting Fees).  Thereafter, the Consulting Fees shall be payable in substantially equal installments in accordance with the Company’s payroll policies for executive level positions from time to time in effect during the remainder of the Consulting Term.  The foregoing notwithstanding, the Consulting Term shall earlier terminate upon the Executive’s death.  Upon the expiration of the Consulting Term as the result of the Executive’s death, the Company shall have no further payment obligations hereunder except for Consulting Fees which are earned through the date of the Executive’s death.  The Company and the Executive acknowledge and agree that the payments made in this Paragraph 2(a) are “wages” for purposes of FICA, FUTA and income tax withholding and such taxes, if not previously withheld, shall be withheld from the payments made hereunder.  One thousand dollars ($1,000.00) of such payments shall be specifically in consideration of the release of any claim under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and as described in Paragraph 3 hereof, and the Executive agrees that such consideration is in addition to anything of value to which he is already entitled.

(b)                                 Office Space.  The Company agrees that during the Consulting Term, it shall provide the Executive with office space and reasonable administrative support to assist him in the performance of his consulting services hereunder; provided, that the Executive acknowledges that such office space will not be at the Company’s offices or facilities.

(c)                                  LTIP Awards.

(i)                                     The Executive shall receive an annual award for 2013 of $1,540,000 of restricted stock under the Spirit Aerosystems Holdings, Inc. Amended and Restated Long-Term Incentive Plan (the “LTIP”).  Such annual award will be granted at the time and on the terms that the Parent grants annual LTIP awards to the Company’s other executives.

(ii)                                  During the Consulting Term and the Non-Competition Period (as defined in Paragraph 7 hereof), the Executive shall continue to vest in the awards previously granted to him under the LTIP and as set forth on Exhibit A, which is attached hereto and deemed to be a part of this Agreement (the “Unvested Awards”).

(d)                                 STIP Awards.  The Executive’s 2012 award under the Parent’s Short Term Incentive Plan (the “STIP”), granted on February 22, 2013 and consisting of 10,962 shares of restricted stock, shall become fully vested on the Retirement Date.  In addition, the Executive shall be entitled to fifty percent (50%) of any STIP award based upon 2013 performance to which he would have been entitled based on the performance metrics established under the STIP for 2013 had he remained employed by the Company through December 31, 2013, which award, if any, shall be made one hundred percent (100%) in cash at the time such awards are otherwise generally made to the Company’s executive officers.

(e)                                  Board Fees.  If, during the Consulting Term, the Executive is compensated for his services on the Board in an amount less than One Hundred Sixty Five Thousand Dollars ($165,000) per year (the “Director Fees), whether in the form of cash or equity, the annual Consulting Fees shall be increased to an amount such that the total annual Consulting Fees and Director Fees shall not be less than $500,000 in the aggregate.

(f)                                   SERP.  The Company and the Executive acknowledge and agree that the Executive has a balance of 228,675 phantom units under the Parent’s Supplemental Executive Retirement Plan (the “SERP”), and he shall be entitled to the payment of such benefit following the Retirement Date in accordance with the terms of the SERP.  The Company and the Parent agree that such benefit will be paid to the Executive in cash, and not in shares of the Parent’s common stock.

(g)                                  Other Continuing Rights.  The Company shall continue to pay the Executive his base salary at his annual salary rate currently in effect through the Retirement Date.  The Executive agrees that, except for his accrued base salary earned through the Retirement Date, the awards under the STIP and the LTIP as identified above and his account balance with the SERP, he has been paid all other compensation due to him, including but not limited to all salary, bonuses, deferred compensation, incentives and all other compensation of any nature whatsoever.  Except as set forth above, no other sums (contingent or otherwise) shall be paid to the Executive in respect of his employment by the Company or the Parent, and any such sums (whether or not owed) are hereby expressly waived by the Executive.  The foregoing notwithstanding, following the Retirement Date, the Executive (i) may elect to continue his health insurance coverage, as mandated by COBRA, which may continue to the extent required by applicable law, (ii) shall be entitled to receive his account balance and accrued benefit, as applicable, under the Parent’s Retirement and Savings Plan and its Pension Value Plan in accordance with the terms of such plans, (iii) shall be entitled to participate in the Parent’s retiree medical insurance plan, subject to the terms of such plan, and (iv) shall be entitled to reimbursement for reasonable business expenses incurred in performing the consulting services in accordance with the Company’s expense reimbursement policies.  In addition, during the Consulting Term, subject to and in the sole discretion of the CEO, and subject to aircraft availability, the Company shall permit the Executive to use the Company’s privately owned aircraft in connection with the performance of the consulting services hereunder.

(h)                                 Continuing Entitlement.  The Executive acknowledges that his continuing entitlement to payments and/or vesting under this Paragraph 2 shall be conditioned upon his continuing compliance with Paragraphs 4, 5, 6, 7, 10(a) and 15 of the Agreement and any material violation of Paragraphs 4, 5, 6, 7, 10(a) or 15 by the Executive shall terminate the Company’s obligation to continue to make payments (or to continue vesting of awards) in accordance with this Paragraph 2.

3.                                      General Release.  As a material inducement to the Company and the Parent to enter into this Agreement and in consideration of the payments to be made by the Company and the Parent to the Executive in accordance with Paragraph 2 above, the Executive, on behalf of himself, his representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, releases and discharges the Company, the Parent, and their respective shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, parent companies, divisions, subsidiaries, affiliates and all employee benefit plans sponsored or contributed to by the Company or the Parent (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has (through the date of this Agreement and, upon its reaffirmation, through the Retirement Date), whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy; provided, however, and subject to Paragraph 4 below, the Agreement is not intended to and does not limit the Executive’s right to file a charge or participate in an investigative proceeding of the EEOC or another governmental agency.  Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes, but is not limited to, and is intended to explicitly release, any claims under that certain Employment Agreement between the Executive and Mid-Western Aircraft Systems, Inc., dated June 16, 2005, as subsequently amended effective December 31, 2008 (the “Employment Agreement”); any and all subject matter and claims arising from any alleged violation by the Released Parties under the ADEA; the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (whether such subject matter or claims are brought on an individual basis, a class representative basis, or otherwise on behalf of an employee benefit plan or trust); the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Kansas wage payment statutes, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, tort claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any other matter, including but not limited to the continuing effects of his employment with the Company or termination of employment with the Company.  The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge.  The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Kansas.  The foregoing notwithstanding, the Company and the Parent hereby acknowledge and agree that the foregoing release shall not apply with respect to the Executive’s right (i) to enforce the terms of this Agreement and (ii) to the maximum extent permitted by law, to indemnification as an officer and director of the Company and the Parent in accordance with the Company’s and the Parent’s certificate of incorporation and by-laws and the terms of any indemnification agreement with the Parent and/or the Company to which the

Executive is a party as of the date hereof, and to continued coverage under the Company’s and its Parent’s Directors and Officers liability insurance policies as in effect from time to time.

4.                                      Covenant Not to Sue.  The Executive, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 above, and further agrees that this Agreement will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding.  If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Paragraph 3 above, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding.

5.                                      Indemnification.  The Executive will fully indemnify the Released Parties and their shareholders, members, managers, officers, directors, employees and independent contractors against and will hold the Released Parties and their shareholders, members, managers, officers, directors, employees and independent contractors harmless from any and all claims, costs, damages, demands, expenses (including reasonable attorneys’ fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from the willful conduct of the Executive hereunder, including any material breach or willful failure to comply with any or all of the provisions of this Agreement.

6.                                      No Disparaging, Untrue Or Misleading Statements.  The Executive represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Released Parties or their products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Released Parties’ behalf).  The Company agrees to use reasonable efforts to ensure that its “named executive officers”, as such term is defined under Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission, and its Board members do not make to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Executive; provided, however, that the foregoing provision shall not be effective with respect to any information required to be disclosed by the Company’s named executive officers or Board members by the order of a court or administrative agency, subpoena, or other legal or administrative demand.

7.                                      Protective Agreement.

(a)                                 Acknowledgements.  The Executive acknowledges and agrees that (i) during his employment with the Company, because of the nature of his responsibilities and the resources provided by the Company and the Parent, he acquired and/or developed, and, during the Consulting Term, he will continue to acquire and develop, valuable and confidential skills, information, trade secrets, and relationships with respect to the Business (as hereinafter defined) of the Company and the Parent; (ii) he developed on the Company’s and the Parent’s behalf a personal relationship with various persons, including but not limited to representatives of customers and suppliers, where he may have been a principal or its only contact with such persons, and as a consequence, occupied a position of trust and confidence to the Company and the Parent; (iii) the Business involves the manufacturing, marketing, and sale of the Company’s and the Parent’s products and services to customers throughout the world, the Company’s and the Parent’s competitors, both in the United States and internationally, consist of both domestic and international businesses, and the services performed (and to be performed during the Consulting Term) by the Executive involved aspects of the Company’s and the Parent’s domestic and international business; and (iv) it would have been impossible or impractical for the Executive to perform his duties (and it will be impossible for him to continue to perform his duties during the Consulting Term) without access to the Company’s and the Parent’s confidential and proprietary information and contact with persons who are valuable to the Company’s and the Parent’s Business and goodwill.  For purposes of this Paragraph 7, “Business” shall mean the manufacture, fabrication, maintenance, repair, overhaul, and modification of aerostructures and aircraft components that compete with the Company or the Parent, and the marketing and selling of the Company’s and the Parent’s products and services to customers throughout the world (together with any other businesses in which the Company or the Parent may in the future engage, by acquisition or otherwise, during the Consulting Term).

(b)                                 Reasonableness.  In view of the foregoing and in consideration of the remuneration paid and to be paid to the Executive, the Executive agrees that it is reasonable and necessary for the protection of the Company’s and the Parent’s Business and goodwill that the Executive undertake the covenants in this Paragraph 7 regarding his conduct subsequent to his employment by the Company, and acknowledges the Company and the Parent will suffer irreparable injury if the Executive engages in any conduct prohibited by this Paragraph 7.

(c)                                  Non-Compete.  During his employment, the Consulting Term, and for a period of two (2) years following the end of the Consulting Term (such period of employment, the Consulting Term and two (2) year period following the Consulting Term to be referred to herein as the “Non-Competition Period”), neither the Executive nor any individual, corporation, partnership, limited liability company, trust, estate, joint venture, or other organization or association (“Person”) with the Executive’s assistance nor any Person in which the Executive directly or indirectly has any interest of any kind (without limitation) will, anywhere in the world, directly or indirectly own, manage, operate, control, be employed by, serve as an officer or director of, solicit sales for, invest in, participate in, advise, consult with, or be connected with the ownership, management, operation, or control of any business that is engaged, in whole or in part, in the Business, except for the Company’s or the Parent’s exclusive benefit.  Further, during the Non-Competition Period, the Executive will not act as a consultant, advisor, officer, manager, director, owner or employee of any of the Company’s or its Parent’s significant customers or suppliers, except in his capacity as a member of the Board or service provider of the Company.  The Executive will not be deemed to have breached the provisions of this Paragraph 7 solely by holding, directly or indirectly, not greater than 2% of the outstanding securities of a company listed on a national securities exchange.  Further and notwithstanding the foregoing, the Executive shall be permitted to serve as an advisor, investor or owner of a business or businesses (the “Permitted Activity”) owned by an immediate family member or members of the Executive, so long as (i) the Permitted Activity does not otherwise engage in the Business, (ii) an immediate family member of the Executive, either individually or with the Executive, owns a majority interest in the business or businesses, (iii) the Executive does not otherwise breach the terms of Paragraphs 7(d) and (e) of this Agreement in performing the Permitted Activity and (iv) the Executive agrees to follow the Company Conflict of Interest and related party transaction policies.  The Executive further agrees that as soon as practicable after the closing of an acquisition by his immediate family member or members of a business which will be subject to the Permitted Activity, he will provide written notice thereof to the Company.

(d)                                 Non-Solicitation.  During the Non-Competition Period, neither the Executive nor any Person with the Executive’s assistance nor any Person in which the Executive directly or indirectly has an interest of any kind (without limitation) will, directly or indirectly (A) solicit or take any action to induce any employee to quit or terminate their employment with the Company, the Parent or their affiliates or (B) employ as an employee, independent contractor, consultant, or in any other position any person who was an employee of the Company, the Parent or their affiliates at anytime during the six (6) month period prior to the date of such hire, unless otherwise agreed to in writing by the Company.

(e)                                  Confidentiality.

(i)                                     Confidential Information For purposes of this Agreement, “Confidential Information” means any information (whether in written, oral, graphic, schematic, demonstration, or electronic format, whether or not specifically marked or identified as confidential, and whether obtained by the Executive before or after the effective date of this Agreement), not otherwise publicly disclosed by the Company or the Parent, regarding (without limitation) the Company, the Parent, their respective Businesses, customers, suppliers, business partners, prospects, contacts, contractual arrangements, discussions, negotiations, evaluations, labor negotiations, bids, proposals, aircraft programs, costs, pricing, financial condition or results, plans, strategies, governmental relations, projections, analyses, methods, processes, models, tooling, know-how, trade secrets, discoveries, research, developments, inventions, engineering, technology, proprietary information, intellectual property, designs, computer software, intelligence, legal or regulatory compliance, accounting decisions, opportunities, challenges, and any other information of a confidential or proprietary nature.  Notwithstanding the foregoing, Confidential Information will not include any information that (A) the Executive is required to disclose by the order of a court or administrative agency, subpoena, or other legal or administrative demand, so long as (1) the Executive gives the Company written notice and an opportunity to contest or seek confidential treatment of such disclosure; and (2) the Executive fully cooperates at the Company’s expense with any such contest or confidential treatment request; (B) has been otherwise publicly disclosed or made publicly available by the Company or the Parent; or (C) was obtained by the Executive in good faith after the Consulting Term ended from a source that was under no obligation of confidentiality to the Company, the Parent or any customer or supplier or (D) is otherwise generally known to the public other than as the result of a breach by the Executive of the terms of this Agreement.

(ii)                                  Non-Use and Non-Disclosure Without the Company’s express written consent, the Executive will not at any time (whether before or during the Consulting Term or after termination of his engagement for any reason) use for any purpose (other than for the Company’s or the Parent’s exclusive benefit) or disclose to any Person (except at the Company direction) any Confidential Information.

(f)                                   Effect of Breach.  The Executive agrees that a breach of this Paragraph 7 cannot adequately be compensated by money damages and, therefore, the Company or the Parent will be entitled, in addition to any other right or remedy available to it (including, but not limited, to an action for damages, accounting, or disgorgement of profit), to an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and the Executive consents to the issuance of such injunction and the ordering of specific performance without the requirement for the Company or the Parent to post a bond or other security or to prove lack of an adequate remedy at law.

(g)                                  Other Rights Preserved.  Nothing in this Paragraph 7 eliminates or diminishes rights the Company or the Parent may have with respect to the subject matter hereof under other agreements, its governing documents or statutes, or provisions of law (including but not limited to common law and the Uniform Trade Secrets Act), equity, or otherwise.  Without limiting the foregoing, this Paragraph 7 does not limit any rights the Company or the Parent may have under any of its policies or any agreements with the Executive regarding Confidential Information.  The foregoing notwithstanding, the Company and the Executive acknowledge and agree that the terms of this Paragraph 7 supercede the provisions of Paragraphs 8, 9 and 10 of the Employment Agreement in their entirety.

8.                                      Severability.  If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.  The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

9.                                      Waiver.  A waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel of any subsequent breach by such breaching party.  No waiver shall be valid unless in writing and signed by an authorized officer of the Company or the Executive, as applicable.

10.                               Miscellaneous Provisions.

(a)                                 Non-Disclosure.  Other than as mandated by law, the Executive agrees that he will keep the terms and amounts set forth in this Agreement completely confidential and will not disclose any information concerning this Agreement’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family until such time as the terms of the Agreement are publicly filed by the Parent on Form 8-K pursuant to the Parent’s filing obligations under the Securities Exchange Act of 1934 (the “8-K Filing”).  Should the Executive disclose information about this Agreement to his immediate family, his attorney and/or tax and financial advisors prior to the 8-K Filing, he shall advise such persons that they must maintain the strict confidentiality of such information and must not disclose it unless otherwise required by law.

(b)                                 Representation.  The Executive represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, has knowingly and voluntarily entered into this Agreement freely and without coercion, and acknowledges that on April 23, 2013, the Company advised him to consult with an attorney prior to executing this Agreement and further advised him that he had twenty-one (21) days within which to review and consider this Agreement and that, if he signs this Agreement in less time, he has done so voluntarily in order to obtain sooner the benefits under this Agreement.  The Executive is voluntarily entering into this Agreement and neither the Company nor its employees, officers, directors, representatives, attorneys or other agents made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself and the Executive is not relying on any statement or representation by the Company or any other Released Parties in executing this Agreement.  The Executive is relying on his own judgment and that of his attorney to the extent so retained.  The Executive also specifically affirms that this Agreement clearly expresses his intent to waive fraudulent inducement claims, and that he disclaims any reliance on representations about any of the specific matters in dispute.

(c)                                  Revocation.  The Executive acknowledges that he has seven (7) days from the date this Agreement is executed in which to revoke his acceptance of the ADEA portion of this Agreement, and such portion of this Agreement will not be effective or enforceable until such seven (7) day period has expired.  To be effective, any such revocation must be in writing and delivered to the Company’s principal place of business on or before the seventh day after signing and must expressly state the Executive’s intention to revoke the ADEA portion of this Agreement.  If the Executive revokes his acceptance of the ADEA portion of the Agreement, the remainder of the Agreement shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA (and the consideration attributable thereto), and the Company will have three (3) business days to rescind the entire Agreement by so notifying the Executive.

(d)                                 Return of Property.  By signing this Agreement, the Executive affirms that he shall have returned to the Company all of the Company’s and the Parent’s and their respective subsidiaries property that was in the Executive’s possession, custody or control by the Retirement Date, including, without limitation, (a) all keys, access cards, credit cards, computer hardware, computer software, data, materials, documents, records, policies, client and customer information, marketing information, design information, specifications and plans, data base information and lists, and any other property or information of the Company, the Parent and their subsidiaries (whether those materials are in paper or computer-stored form), and (b) all documents and other property containing, summarizing, or describing any Confidential Information, including all originals and copies, except for property which the Company may otherwise agree in writing that the Executive may retain in order to perform the consulting services hereunder or in connection with his service as a Board member or otherwise.  Any property of the Company or the Parent which the Executive is permitted to retain in connection with the consulting services or his Board service shall be returned when such services terminate.  The Executive affirms that he will not retain any such property or information in any form

(except as permitted in accordance with the preceding provisions of this Paragraph 10(d)), and will not give copies of such property or information or disclose their contents to any other person.

11.                               Complete Agreement.  This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Executive’s employment with the Company and the Parent or the termination of the Executive’s employment with the Company and the Parent, including, but not limited to, the Employment Agreement.  The Executive expressly warrants and represents that no promise or agreement which is not herein expressed has been made to him in executing this Agreement.

12.                               No Pending or Future Lawsuits.  The Executive represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the Released Parties.  The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the Released Parties.

13.                               No Admission of Liability.  The Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or known disputed claims by the Executive.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or known claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or any third party.

14.                               [Intentionally Omitted.]

15.                               Future Cooperation.  In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company, the Executive agrees to make himself available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters.

16.                               Amendment.  This Agreement may not be altered, amended, or modified except in writing signed by both the Executive and the Company.

17.                               Joint Participation.  The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement.  Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.  This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

18.                               Mediation and Arbitration.

(a)                                 Mediation.  The Executive and the Company agree to submit, prior to arbitration, all unsettled claims, disputes, controversies, and other matters in question between them arising out of or relating to this Agreement (including but not limited to any claim that the Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void) (“Disputes”) to mediation in Wichita, Kansas.  The foregoing notwithstanding, the terms of this Paragraph 18 shall not apply with respect to (i) any Disputes under Paragraph 7 of this Agreement which Disputes shall continue to be subject to the terms of Paragraphs 7 and 19 of this Agreement (including, without limitation, the right to seek injunctive relief under Paragraph 7(f) thereof) and (ii) any Disputes under Paragraphs 6, 10(a) or 15 of this Agreement, which Disputes shall continue to be subject to the terms of Paragraph 19 of this Agreement.  The mediation shall be private, confidential, voluntary, and nonbinding.  Any party may withdraw from the mediation at any time before signing a settlement agreement upon written notice to each other party and to the mediator.  The mediator shall be neutral and impartial.  The mediator shall be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters.  The Company and the Executive shall pay their respective attorneys’ fees and other costs associated with the mediation, and the Company and the Executive shall equally bear the costs and fees of the mediator.  If a Dispute cannot be resolved through mediation within ninety (90) days of being submitted to mediation, the parties agree to submit the Dispute to arbitration.

(b)                                 Arbitration.  Subject to Paragraph 18(a), all Disputes will be submitted for binding arbitration pursuant to the rules of the Kansas Uniform Arbitration Act on demand of either party.  Such arbitration proceeding will be conducted in Wichita, Kansas and, except as otherwise provided in this Agreement, will be heard by one (1) arbitrator in accordance with the rules of the Kansas Uniform Arbitration Act then in effect.  The arbitrator will have the right to award or include in his award any relief which he deems proper under the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and reasonable attorneys’ fees and costs, provided that the arbitrator will not have the right to amend or modify the terms of this Agreement.  The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction.  Except as specified above, the Company and the Executive shall pay their respective attorneys’ fees and other costs associated with the arbitration, and the Company and the Executive shall equally bear the costs and fees of the arbitrator.

(c)                                  Confidentiality.  The Executive and Company agree that they will not disclose, or permit those acting on their behalf to disclose, any aspect of the proceedings under Paragraph 18(a) and Paragraph 18(b), including but not limited to the resolution or the existence or amount of any award, to any person, firm, organization, or entity of any character or nature, unless divulged (i) to an agency of the federal or state government, (ii) pursuant to a court order, (iii) pursuant to a requirement of law, (iv) pursuant to prior written consent of the Company or the Executive, or (v) pursuant to a legal proceeding to enforce a settlement agreement or arbitration award.  This provision is not intended to prohibit nor does it prohibit the Executive’s or Company’s disclosures of the terms of any settlement or arbitration award to their attorney(s), accountant(s), financial advisor(s), or family members, provided that such persons comply with the provisions of this paragraph.

(d)                                 Injunctions.  Notwithstanding anything to the contrary contained in this Paragraph 18, the Company and the Executive shall have the right to seek temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that Company and the Executive must contemporaneously submit the Disputes (except for Disputes arising under Paragraphs 6, 7, 10(a) or 15 of this Agreement) for non-binding mediation under Paragraph 18(a) and then for arbitration under Paragraph 18(b) on the merits as provided herein if such Disputes cannot be resolved through mediation.

19.                               Applicable Law.  This Release shall be governed by, and construed in accordance with, the laws of the State of Kansas, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Wichita, Kansas.  In addition, the Executive and the Company waive any right he or it may otherwise have to a trial by jury in any action to enforce the terms of this Release.

20.                               Execution of Agreement.  This Agreement may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement.  This Agreement, to the extent signed and delivered by means of a facsimile machine or by PDF file (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person.  At the request of any party hereto, each other party shall re-execute original forms hereof and deliver them to all other parties.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

IN WITNESS WHEREOF, the Executive, the Company and the Parent have voluntarily signed this Retirement and Consulting Agreement and General Release consisting of thirteen (13) pages (excluding the Exhibit hereto) effective as of the first date set forth above.

SPIRIT AEROSYSTEMS, INC.

By:	/s/ Samantha Marnick
Its:	Chief Administration Officer	/s/ Jeffrey L. Turner
JEFFREY L. TURNER

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Samantha Marnick
Its:	Chief Administration Officer

The Executive, the Company and the Parent reaffirm the terms and conditions of this Agreement effective this 30th day of June, 2013.

SPIRIT AEROSYSTEMS, INC.

By:
Its:
JEFFREY L. TURNER

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:
Its:

EXHIBIT A

UNVESTED LTIP AWARDS

Year of Award	Unvested Shares as of April 6, 2013
2008	10,659
2009	60,996
2010	73,184
2011	106,113
2012	124,546
TOTAL	375,498

In addition to the awards listed above, and for the avoidance of doubt, the LTIP award for 2013 as described in Paragraph 2(c)(i) of this Agreement, with a value of $1,540,000 of restricted stock, shall be subject to the continued vesting described in Paragraph 2(c)(ii) of this Agreement.